FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP REPORTS THIRD QUARTER RESULTS

Quincy, MA, October 27, 2005 — The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the third quarter ended September 24, 2005.  Net sales for the third quarter increased by 8.5% to $103.0 million from $94.9 million reported in the prior year.  The company generated an operating loss for the quarter totaling $4.9 million compared to a $4.4 million operating loss in the prior year.  The company posted a net loss for the quarter of $2.7 million or $0.13 per diluted share, both of which were essentially equal to the previous year.

Third quarter sales productivity improved in both segments as compared to the prior year.  Retail segment net sales per weighted average square foot increased by 5.3% and direct segment net sales per 1,000 square inches circulated increased by 11.5%.  Comparable store sales for stores open at least one full fiscal year increased by 4.7% for the third quarter of 2005 as compared to the third quarter of 2004.

For the nine months ended September 24, 2005, the company recorded net sales of $318.8 million compared to $315.4 million in the prior year.  The company generated an operating loss for the nine-month period totaling $2.8 million compared to operating income of $10.9 million or 3.4% of net sales in the prior year.  The company posted a net loss for the nine months of $1.5 million or $0.08 per diluted share versus net income of $6.1 million or $0.30 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Our overall business continues to be disappointing.  Net sales in our retail segment are growing primarily as a result of opening more stores — our year-to-date comparable store sales are basically flat to last year.  Net sales in the direct segment continue to decline driven by circulation decreases that are not generating improved sales productivity — our year-to-date sales productivity per 1,000 square inches circulated is virtually unchanged from last year despite circulation reductions in excess of 20%.  Simply put, our modest top-line growth is insufficient to support desired levels of profitability — the increases in costs associated with supporting a larger infrastructure are currently outpacing our sales growth.  This situation is being further exacerbated by the fact that our less profitable retail business is growing while our more profitable direct business is declining.”

With respect to the fourth quarter, the company is currently targeting $125.0 to $130.0 million in net sales and net income that approximates breakeven.  These sales and earnings targets are not guarantees of actual performance.  Historically, J. Jill’s performance has deviated, often materially, from its targets.  These targets do not include the potential of any business risks, opportunities or developments that may occur after October 27, 2005.  J. Jill does not expect to report on its financial performance or to comment on it to analysts or investors, until after the quarter has been released.

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“Unfortunately our merchandising transition is taking longer than we previously expected, but as difficult as our current business is I believe that it is very important for us to stay the course.  Consequently, we remain focused on improving the profitability of our retail segment by driving better sales productivity while we take steps to stabilize our direct business.  Although we are undertaking many initiatives throughout the organization to get our results back on track, the single most important factor in attaining our goals is delivering an improved merchandise assortment tailored to each business,” concluded Mr. Cooke.

The J. Jill Group’s conference call to discuss its third quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The company currently markets its products through its retail stores, catalogs and website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof.  Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements.  Factors that could cause such a difference include material changes in J. Jill’s business or prospects, in consumer spending, fashion trends or consumer preferences, or in general, political, economic, business or capital market conditions and other risks and uncertainties, including, but not limited to, the following: the success of our product development and merchandising initiatives, including customer acceptance of our merchandising transition and our ability to tailor our merchandise assortment by business segment; our ability to respond to changes in customer demands and fashion trends in a timely manner which could affect both total sales and the mix of sales between full price and liquidation merchandise; our ability to effectively build brand awareness; our ability to successfully redefine our direct segment business strategy; our success with sourcing merchandise outside China in response to the imposition of international or domestic sanctions, embargoes or quota restrictions; the success of our retail segment growth strategy; changes in competition in the apparel industry; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and timeliness of receipts of inventory; our ability to continue to have access to relevant lists of prospective customers from third parties and to effectively manage and utilize our multi-channel customer database; the possible adverse effect of a determination by us or our registered independent accounting firm that we have a material weakness in our internal controls over financial reporting; changes in, or failure to comply with, federal and state tax and other government regulations; our ability to respond to interruptions or delays in the delivery of products or services provided by our vendors and service providers; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on the manufacturing operations of our vendors; our ability to attract and retain qualified personnel; possible future increases in expenses, including labor and employee benefit costs; business abilities and judgment of management; our ability to respond to a major failure of our information systems; and other factors that are detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2004.  J. Jill disclaims any intent or obligation to update any forward-looking statements.

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THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
In thousands, except per share data, unaudited	2005	2004	2005	2004
		(Restated)		(Restated)

Net sales	$102,969	$94,933	$318,755	$315,423
Cost of products and merchandising	71,155	64,830	216,384	203,090
Gross margin	31,814	30,103	102,371	112,333
Selling, general and administrative expenses	36,735	34,529	105,133	101,476
Operating income (loss)	(4,921)	(4,426)	(2,762)	10,857
Interest (income) expense, net	(114)	97	(105)	335
Income tax (benefit) provision	(2,119)	(1,863)	(1,131)	4,416
Net income (loss)	$(2,688)	$(2,660)	$(1,526)	$6,106

Income (loss) per share:
Basic	$(0.13)	$(0.13)	$(0.08)	$0.31
Diluted	$(0.13)	$(0.13)	$(0.08)	$0.30

Weighted average shares outstanding:
Basic	20,318	20,103	20,211	19,990
Diluted	20,318	20,103	20,211	20,550

THE J. JILL GROUP, INC.

NET SALES SUMMARY

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
In thousands, unaudited	2005	2004	2005	2004

Retail	$63,796	$51,368	$195,436	$166,725

Catalog	20,121	23,937	57,927	85,743
Internet	17,075	18,171	60,712	59,377
Direct total	37,196	42,108	118,639	145,120

Other	1,977	1,457	4,680	3,578
Net sales	$102,969	$94,933	$318,755	$315,423

THE J. JILL GROUP, INC.

OPERATING INCOME (LOSS) RECONCILIATION

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
In thousands, unaudited	2005	2004	2005	2004
		(Restated)		(Restated)

Retail segment contribution (deficit)	$144	$(440)	$6,163	$11,293
Direct segment contribution	7,292	7,981	27,200	35,591
Other	(4,574)	(3,882)	(13,101)	(12,377)
General and administrative expenses	(7,783)	(8,085)	(23,024)	(23,650)
Operating income (loss)	$(4,921)	$(4,426)	$(2,762)	$10,857

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 24,	September 25,	December 25,
In thousands, unaudited	2005	2004	2004
		(Restated)

Assets:
Cash and cash equivalents	$17,648	$51,085	$31,966
Marketable securities	38,354	13,306	34,062
Accounts receivable, net	10,120	11,410	18,579
Inventory	43,221	37,627	36,212
Prepaid catalog expenses	5,016	4,637	3,894
Deferred income taxes	10,892	6,753	9,761
Other current assets	10,308	11,743	9,109
Total current assets	135,559	136,561	143,583
Property and equipment, net	145,519	131,145	133,972
Other non-current assets	6,492	4,761	5,141
Total assets	$287,570	$272,467	$282,696

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$54,844	$49,999	$52,175
Current portion of long-term debt	1,386	1,780	1,805
Total current liabilities	56,230	51,779	53,980
Long-term debt, less current portion	9,506	10,892	10,431
Deferred credits from landlords and other	51,546	44,162	47,387
Deferred income taxes	5,577	4,234	6,841
Total liabilities	122,859	111,067	118,639
Capital stock	114,902	112,588	112,709
Accumulated other comprehensive loss	(102)	(25)	(89)
Retained earnings	49,911	48,837	51,437
Total liabilities and stockholders’ equity	$287,570	$272,467	$282,696

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 24,	September 25,
In thousands, unaudited	2005	2004
		(Restated)
Cash flows provided by operating activities:
Net income (loss)	$(1,526)	$6,106
Depreciation and amortization	16,555	13,575
Deferred income taxes	(2,329)	1,797
(Gain) loss on trust assets	(174)	11
Loss on disposal of property and equipment	534	—
Changes in assets and liabilities	2,666	114
Net cash provided by operating activities	15,726	21,603

Cash flows used in investing activities:
Additions to property and equipment	(24,312)	(17,007)
Maturities of marketable securities	18,441	—
Sales of marketable securities	8,701	—
Purchases of marketable securities	(31,875)	(13,343)
Investment in trust assets	(1,224)	(997)
Increase in cash held in escrow	(220)	(268)
Net cash used in investing activities	(30,489)	(31,615)

Cash flows provided by financing activities:
Proceeds from stock transactions	1,789	3,080
Payments of debt borrowings	(1,344)	(1,270)
Net cash provided by financing activities	445	1,810

Net decrease in cash and cash equivalents	(14,318)	(8,202)

Cash and cash equivalents at:
Beginning of period	31,966	59,287
End of period	$17,648	$51,085